Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated February 23, 2016 to

Prospectus dated September 3, 2015

Registration Statement Nos. 333-206759 and 333-206759-01

Aon plc

TERM SHEET

$750,000,000 3.875% SENIOR NOTES DUE 2025

Issuer:	Aon plc

Securities:	3.875% Senior Notes due 2025

Guarantor:	Aon Corporation

Legal Format:	SEC Registered

Amount:	$750,000,000

Ranking:	Senior Unsecured

Expected Ratings*:	Moody’s Investors Service: Baa2 Standard & Poor’s: A- Fitch: BBB+

Trade Date:	February 23, 2016

Settlement Date (T+5):	March 1, 2016

Maturity Date:	December 15, 2025

Reference Treasury:	1.625% due February 15, 2026

Reference Treasury Price and Yield:	99-01+; 1.729%

Reoffer Spread to Treasury:	+215bps

Reoffer Yield:	3.879%

Coupon:	3.875%

Denominations:	$2,000 and multiples of $1,000

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, beginning on June 15, 2016

Price to Public:	99.972%

Proceeds to Issuer (before expenses):	$745,665,000

CUSIP / ISIN:	00185A AK0 / US00185AAK07

Optional Redemption:

Prior to September 15, 2025, we may redeem all of the Notes at any time or some of the Notes from time to time at a redemption price equal to the greater of 100% of the principal amount of the Notes being redeemed and a make whole using a discount rate of the Reference Treasury plus 35 basis points.

On or after September 15, 2025 (three months prior to maturity), we may redeem any or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

In the event of certain changes in respect of taxes applicable to the Notes or the Guarantee of the Notes, we may redeem the Notes in whole at any time at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

See “Description of the Securities—Optional Redemption” and “Description of the Securities—Optional Tax Redemption” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	ANZ Securities, Inc. Aon Securities Inc. nabSecurities, LLC PNC Capital Markets LLC Scotia Capital (USA) Inc.

Conflicts:

Aon Securities Inc. is an indirect wholly owned subsidiary of Aon plc. This offering is subject to, and will be conducted in compliance with, the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm distributing the securities of an affiliate.

* An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify an alternate settlement arrangement to prevent a failed settlement.

The issuer and the guarantor have filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.